Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

The confidential portions of this exhibit have been delivered separately to the Securities and Exchange Commission pursuant to a confidential application for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [***].

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is effective as of September 26, 2018 (the “Effective Date”) by and between SentrX Animal Care, Inc., a Delaware corporation with an address at 391 Chipeta Way, Suite G, Salt Lake City, Utah 84108, Attn: Brian Segebrecht (“Licensor”), and EyeGate Pharmaceuticals, Inc., a Delaware corporation with an address at 271 Waverley Oaks Road, Suite 108, Waltham, MA 02452, Attn: Stephen From (“Licensee”). Licensee and Licensor are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor owns or possesses certain intellectual property and related rights, methods, systems, processes, procedures, trade secrets, know-how, and other relevant intellectual property and related services to be provided by Licensor, as more fully set forth in Annex I (the “Technology”) related to the production of a CMHA-S ophthalmic gel described in the attached Annex I (the “Product”);

WHEREAS, Licensee desires to obtain the right and license to use, commercialize and exploit the Technology solely for the production of the Product (the “Licensed Use”), which do not include, for the avoidance of doubt, any rights granted to Licensor pursuant to that certain [***]; and

WHEREAS, Licensor is willing to grant the right and license to Licensee to use the Technology in connection with the Licensed Use under the terms and conditions described in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and restrictions herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                  Grant. Subject to the conditions set forth in Section 2 below, Licensor hereby grants to Licensee a worldwide, exclusive, transferable license, with the right to sublicense, to use, commercialize and exploit the Technology in connection with the Licensed Use (the “License”). All rights in the Technology not specifically granted to Licensee are specifically reserved to Licensor subject to the terms and conditions as stated herein. Licensee has the right to grant sublicenses under any or all of the rights granted in this Section 1 to third parties solely with respect to the Licensed Use, subject to the requirements set forth in Section 17. Each such sublicense shall incorporate all of the terms and conditions of this Agreement.

2.                  Consideration.

(a)   Consideration for License: In consideration for granting the License to the Technology, Licensee shall pay Licensor as follows:

i.                        Two Hundred Fifty Thousand Dollars ($250,000) on the Effective Date, upon the execution by Licensor of this Agreement;

ii.                        [***] Dollars ($[***]) upon the complete Validation of the first of Licensee’s or its sublicensee’s bulk manufacturing of the Product;

iii.                        [***] Dollars ($[***]) upon the commercialization clearance by a Governmental Authority for the First Indication of the Product;

iv.                        [***] Dollars ($[***]) upon the earlier to occur of (A) the commercialization clearance by a Governmental Authority, or (B) the launch into the marketplace, in each case of the Second Indication of the Product;

v.                        [***] Dollars ($[***]) upon the first (1st) anniversary of the achievement of Milestone described in Subsection 2(a)iii above; and

vi.                        [***] Dollars ($[***]) upon the first (1st) anniversary of the achievement of Milestone described in Subsection 2(a)iv above.

Upon the achievement of each Milestone, Licensee shall pay the respective amounts due and owing within fifteen (15) business days of the achievement of such Milestone (except for the Milestone set forth in Subsection 2(a)i, which shall be paid within three (3) business days upon the achievement of such Milestone), via wire transfer of immediately available funds to such account(s) as Licensor may direct by written notice delivered to Licensee.

(b)   Definitions. For purposes of this Section 2, the following definitions shall apply:

i.                        “First Indication” shall mean [***].

ii.                        “Governmental Authority” means any national, Federal, state, provincial, county, municipal, or local government, foreign or domestic, or any political subdivision of any of the foregoing, or agency or instrumentality of such government or political subdivision, or any self-regulated organization, or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator or arbitration panel, court or tribunal of competent jurisdiction.

iii.                        Milestone” or “Milestones” shall refer to the items described in Subsections 2(a)i through 2(a)vi.

iv.                        “[***]” means [***].

v.                        “Second Indication” shall mean any indications of the Product, other than the First Indication.

vi.                        “Validation” shall mean the production of three (3) subsequent batches at the same scale, the scale of each individual batch being at least forty (40) liters, by a facility of Licensee’s discretion that results in final Product that meets product specifications as defined in Governmental Authority submissions.

(c)   Notification Covenant. Upon Licensee’s achievement of any Milestone, Licensee shall give Licensor written notice of such achievement within two (2) Business Days. Licensee’s failure to give Licensor notice under this Section 2(c) will not affect Licensor’s right to payment under this Section 2, or the accumulation of interest for late payments as described in Section 2(d) below.

(d)   Late Payments. Any payment due pursuant to this Section 2 which is not made by the date it is due will accrue simple interest from that date to the date of actual payment at a rate of [***] percent ([***]%) per annum computed for the number of days actually elapsed and a year of three hundred sixty-five (365) days.

3.                  Licensee’s Representations, Warranties and Covenants.

(a)   Corporate Power. Licensee is duly organized and validly subsisting under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)   Due Authorization. Licensee is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Licensee’s behalf has been duly authorized to do so by all requisite corporate action.

(c)   Binding Agreement. This Agreement is a legal and valid obligation binding upon Licensee and enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement by Licensee does not conflict with any written agreement to which it is a party, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)   Financial Ability. As of the Effective Date, Licensee is financially able to satisfy its obligations under this Agreement.

(e)   Adequate Personnel. In addition to those services of Licensor set forth on Annex I, Licensee will maintain adequate and competent personnel (and sub-contractors, if any) to exploit the Technology in accordance with the terms and conditions set forth in this Agreement. Notwithstanding the foregoing, all obligations of Licensee pursuant to this Section 3(e) shall terminate upon the payment by Licensee of all Milestone amounts pursuant to Subsections 2(a)i through 2(a)vi.

(f)    No Rights under the [***]. Licensee acknowledges and agrees that the only rights being licensed hereunder are rights to utilize the Technology, as described in further detail in Annex I, and in no event shall any rights licensed to Licensor pursuant to the [***] be deemed to be licensed hereunder.

4.                  Licensor’s Representations, Warranties and Covenants.

(a)   Corporate Power. Licensor is duly organized and validly existing under the laws of the State of Delaware and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b)   Due Authorization. Licensor is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder. The person executing this Agreement on Licensor’s behalf has been duly authorized to do so by all requisite corporate action.

(c)   Binding Agreement. This Agreement is a legal and valid obligation binding upon Licensor and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by Licensor does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d)   Grant of Rights. Licensor has the right to grant the License hereunder and has not granted, and will not grant during the Term, any right to any third party which would conflict with the License granted to Licensee hereunder. In addition, Licensor represents and warrants that no patent rights, or any other rights under the [***] are subject to the terms and conditions of this Agreement, and only the rights to utilize the Technology shall be licensed pursuant hereto.

5.                  Manufacturing; Research and Development; Administrative Support. Licensee may outsource any manufacturing or other research and development and any related support or services for the Product that incorporates the Technology. As described in further detail in Annex I, Licensor shall provide to Licensee certain assistance in regard to the continued development of the Technology and the achievement of the Milestones.

6.                  Confidentiality.

(a)   Nondisclosure of Confidential Information. Except to the extent expressly authorized in this Agreement, during the Term and thereafter until [***] after expiration of the Term, each Party shall be prohibited from: (i) disclosing, publishing, or making available any Confidential Information (as defined below) of the other Party to any third party, or to any employees or other service providers of the initial Party who do not need to know or have access to such Confidential Information; and (ii) transferring or otherwise using or exploiting any such Confidential Information.

(b)   Disclosure to Affiliates. Neither Party shall disclose to any third party including, but not limited to, Affiliates (as defined below) of such Party any Confidential Information of the other Party unless the other Party consents in writing prior to such disclosure provided, however, Licensor shall be entitled to inform its stockholders of the existence of this Agreement, and its material and economic terms, and to make any disclosures as required by applicable securities laws and regulations.

(c)   Announcements. Subject to Section 6(d) below, during and after the Term, neither Party shall issue a press release or make any other disclosure of the existence of or the terms of this Agreement, or otherwise use the name or trademarks or products of the other Party or the names of any employees thereof, without the prior written approval of such press release or disclosure by the other Party hereto, which shall not be unreasonably withheld.

(d)   Required Disclosure. If in the reasonable opinion of a Party’s counsel (which may include such Party’s internal counsel), a disclosure of Confidential Information or any other disclosure which is subject to Section 6(a) above shall be required by law, regulation, or court order, including without limitation in a filing with the United States Securities and Exchange Commission, then, to the extent legally permissible, the disclosing Party shall provide copies of the disclosure reasonably in advance of such filing or other disclosure for the non-disclosing Party’s prior review and comment, and the non-disclosing Party shall provide its comments, if any, on such announcement as soon as practicable. In addition, each Party, to the extent legally permissible, as the disclosing Party, hereby agrees to cooperate with the other Party to minimize, to the extent possible, the Confidential Information disclosed pursuant to such law, regulation or court order.

(e)   Use of Materials. Licensor shall not use any materials provided by Licensee, and Licensee shall not use any materials provided by Licensor, except pursuant to the terms of this Agreement. Upon a Party’s written request or the termination or expiration of this Agreement, all written, printed, electronically stored, or other tangible documents, samples and materials submitted by that Party to the other hereunder, and all copies thereof remaining in the receiving Party’s possession shall be returned to the disclosing Party and any electronic media shall be destroyed, and the disclosing Party shall certify such destruction in writing to the other Party.

(f)    The term “Confidential Information” shall mean all confidential and/or proprietary information, materials, know-how, and other data of a Party, both technical and nontechnical, which is disclosed by such Party at any time prior to or during the Term pursuant to or in furtherance of this Agreement, except that which the receiving Party can establish by competent evidence:

i.                        is or later becomes generally available to the public by use, publication or the like, through no fault of the receiving Party, its Affiliates, officers, directors, agents, independent contractors, or employees; or

ii.                        is obtained from a third party without restriction who had the legal right to disclose the same to the receiving Party.

(g)   The term “Affiliate” shall mean a Person (as defined below) that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. Solely for the purpose of this definition, “control” shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Person, whether through ownership of more than fifty percent (50%) of the voting securities of such Person, by contract or otherwise.

(h)   The term “Person” shall mean an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization, or any other entity, or a government or any department or agency thereof.

7.                  Non-Solicitation; Remedies. Licensee will not directly or indirectly solicit any employees, independent contractors, or other service providers of Licensor without Licensor’s express written consent during the Term; provided, however, that Licensee will not be deemed to have breached this Section 7 in the event that any employee, independent contractor, or other service provider of Licensor initiates contact with Licensee about job opportunities as a result of job advertising or other public dissemination of information about Licensee. Licensee agrees that it would be impossible and inadequate to measure and calculate Licensor’s damages from any breach or threatened of the covenants set forth in Section 6 and this Section 7. Accordingly, Licensee agrees that if Licensee breaches Section 6 or this Section 7, Licensor will have available, in addition to any other right or remedy available, the right to obtain a temporary, preliminary, or permanent injunction from a court of competent jurisdiction against Licensee and any persons or entities acting in concert with Licensee. Licensee further agrees that no bond or other security shall be required in obtaining such equitable relief and Licensee hereby consents to the issuance of such injunction and to the ordering of specific performance. This provision with respect to injunctive relief shall not, however, in any way diminish Licensor’s right to claim and to recover monetary damages in addition to injunctive relief.

8.                  Term and Renewal. This Agreement shall commence on the Effective Date and shall continue until the date that the Product is no longer in the commercial marketplace (the “Term”). In the event the Term expires or is terminated (other than any termination related to or arising out of any breach by the Licensor of any representation, warranty, covenant or agreement contained in this Agreement) subsequent to the achievement of the Milestone described in Subsection 2(a)iii, but prior to the achievement of the Milestone described in Subsection 2(a)v, upon such termination or expiration of the Term, the Milestone described in Subsection 2(a)v shall be deemed to have been achieved, and Licensee shall be required to make the corresponding payments to Licensor described in Section 2. In addition, In the event the Term expires or is terminated (other than any termination related to or arising out of any breach by the Licensor of any representation, warranty, covenant or agreement contained in this Agreement) subsequent to the achievement of the Milestone described in Subsection 2(a)iv, but prior to the achievement of the Milestone described in Subsection 2(a)vi, upon such termination or expiration of the Term, the Milestone described in Subsection 2(a)vi shall be deemed to have been achieved, and Licensee shall be required to make the corresponding payments to Licensor described in Section 2.

9.                  Relationship. Nothing herein shall be construed in any way to create a partnership, joint venture or franchise relationship between Licensee and Licensor. Except as expressly authorized herein, nothing contained in this Agreement authorizes either Party to act as an agent of the other Party or to bind or obligate the other Party in any manner.

10.              No Additional Warranties or Representations. Other than as set forth in this Agreement, Licensor makes no warranty, express or implied, with respect to the ownership, condition, use, or status of any rights relating to the Technology or other representations or warranties.

11.              Indemnification.

(a)   Indemnification by Licensee. Licensee shall indemnify, defend and hold harmless Licensor, its officers, directors, members, managers, employees, agents, and representatives from and against any and all costs, claims, suits, expenses (including reasonable attorneys’ fees), and damages (each, a “Claim”) arising out of or resulting from: (i) any representation or warranty by Licensee set forth herein being untrue in any material respect when made or any material breach or material default by Licensee of any of its covenants or other obligations hereunder; (ii) any claim, demand, suit, proceeding, investigation, or other action of any nature related to any Licensee intellectual property; or (iii) any claim, demand, suit, proceeding, investigation, or other action of any nature relating to or arising out of Licensee’s action or inaction prior to or after the Effective Date.

(b)   Indemnification by Licensor. Licensor shall indemnify, defend and hold harmless Licensee, its officers, directors, members, managers, employees, agents, and representatives from and against any and Claims to the extent arising out of or resulting from (i) any representation or warranty by Licensee set forth herein being untrue in any material respect when made or any material breach or material default by Licensee of any of its covenants or other obligations hereunder; or (ii) any claim, demand, suit, proceeding, investigation, or other action of any nature relating to or arising out of Licensor’s action or inaction prior to or after the Effective Date.

12.              Compliance with Applicable Laws. Licensee agrees to reasonably supervise any of its authorized sublicensees at all times to ensure compliance with, and to itself comply with, all municipal, local, county, state, foreign, or Federal regulations and laws.

13.              Rights Upon Default.

(a)   Termination Right upon Default. A Party shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

i.                        The other Party’s failure to comply with the material terms and conditions of this Agreement within [***] of receiving written notice regarding such non-compliance that such defaulting Party is in default of this Agreement; provided, however, that if the default is of such a nature that it cannot be reasonably cured within [***], the cure period shall be extended for such period as the defaulting Party is diligently pursuing such cure to completion;

ii.                        The other Party’s insolvency which shall be defined as (A) such Party’s failure to pay its debts as they come due, or (B) when the value of such Party’s assets are less than the value of Licensee’s accrued liabilities;

iii.                        Such Party’s assignment for the benefit of its creditors or any other unapproved assignment or transfer of such Party’s rights under this Agreement; or

iv.                        The placement of assets in the hands of a trustee or receiver.

(b)   Exercise of Termination Right. Subject to Subsection 13(a)i, a non-defaulting Party may exercise its right of termination by giving the breaching Party, its trustees, receivers, or assigns [***] written notice of its election to terminate, after which this Agreement will terminate. Upon termination of this Agreement by Licensor due to Licensee’s breach, Licensee and/or its sublicensees (if applicable) shall immediately discontinue the use of the Technology and cease to identify itself as having any relationship with Licensor or any right to use or license the Technology.

(c)   Effect of Termination. Upon any expiration or termination of this Agreement for any reason whatsoever, all rights in and to the Technology shall revert to Licensor and, except in the event of an uncured default by Licensor, Licensee shall have no further rights whatsoever with respect to the Technology and/or any other intellectual property rights relating thereto. In such event other than an uncured default by Licensor, Licensee shall, at its sole cost and expense, return any of Licensor’s intellectual property of any kind that are then in its possession or under its control. In the event of an uncured default by Licensor, at the sole option of Licensee, the License will continue in effect and Licensee will continue to have all the rights and obligations, including any payment obligations, set forth in this Agreement. In no event shall any expiration or termination of this Agreement excuse any Party from any breach or violation of this Agreement and full legal and equitable remedies shall remain available therefor, nor shall it excuse the making of any payment due under this Agreement with respect to any period prior to the date of expiration or termination. Notwithstanding any provision of this Agreement to the contrary, all outstanding payment obligations pursuant to Section 2, and Sections 3, 4, 6, 8, and 9 – 18 hereof shall survive any expiration or termination of this Agreement.

14.              Ownership of the Technology. Licensee acknowledges the ownership of the Technology by Licensor and agrees that it will do nothing inconsistent with such ownership. Licensee agrees that nothing in this Agreement shall give Licensee any right, title or interest in the Technology other than the exclusive right and license to use and sublicense the Technology in accordance with this Agreement, and shall not include any rights under the [***], and Licensee agrees that it will not attack Licensor’s title to the Technology or attack the validity of this Agreement.

15.              Enforcement.

(a)   Each Party shall promptly notify the other in writing of any alleged or threatened misappropriation of the intellectual property rights contained in the Technology (the “Intellectual Property Rights”) of which it becomes aware. Licensor shall have the first right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly misappropriating, contributorily misappropriating, or inducing misappropriation of the Intellectual Property Rights; provided, however, that Licensor shall not settle any such suit or action without the prior written consent of Licensee (such consent not to be unreasonably withheld or delayed). If Licensor does not bring a suit or otherwise take action with respect to misappropriation of the Intellectual Property Rights within [***] following receipt of notice of the alleged misappropriation, Licensee shall have the right to bring suit or otherwise take action with respect to such misappropriation at its own expense and by counsel of its own choice, and Licensor shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

(b)   Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 15 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. Licensee further agrees to join, at Licensor’ expense, any such action brought by Licensor under this Section 15 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 15 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(c)   Any recovery obtained by either or both of the Parties in connection with or as a result of any action to enforce the Intellectual Property Rights, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Party that brought and controlled such action and then to reimburse the costs and expenses of the other Party in connection with such action, and any amounts remaining after such reimbursement shall be retained by the Party that brought and controlled such action.

16.              Severability. In the event that any of the terms and conditions herein are held invalid, the remaining parts and conditions and obligations of this Agreement shall remain in full force and effect.

17.              Sublicensing, Assignment, and Transfer. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without providing [***] prior written notice to the other Party. For the avoidance of doubt, each Party may make such an assignment or transfer without the other Party’s consent to such Party’s Affiliate or to the successor to all or substantially all of the business of such Party to which this Agreement relates (whether by merger, change of control, acquisition or sale of assets); provided that each Party must give prompt written notice to the other Party in the event of such a transaction, and Licensee shall give prompt written notice to Licensor upon entering into any sublicense arrangements. Licensee shall ensure that any such sublicensee executes and delivers a confidentiality agreement with restrictive covenants no less comprehensive than those set forth in Sections 6 and 7 above, with Licensor as a third-party beneficiary thereof. Any permitted assignment shall be binding on the successors, heirs and assigns of the assigning Party. Any assignment or attempted assignment by a Party in violation of the terms of this Section 17 shall be null and void.

18.              Miscellaneous.

(a)   Counterparts. This Agreement may be executed in counterparts (and by different Parties in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart to this Agreement by telecopy or in Printable Document Format (PDF) by email shall be effective as delivery of a manually-executed counterpart of this Agreement.

(b)   Entire Agreement; Amendments. This Agreement (and the annexes hereto) represent the entire agreement between the Parties with respect to the specific matters addressed herein and supersedes all prior negotiations, representations, agreements, promises, and/or discussions, including all prior communications between the Parties’ respective officers, employees or representatives, whether written or oral, with respect to the specific matters addressed herein and therein. Notwithstanding the foregoing, this Agreement shall have no effect upon the Manufacturing Agreement entered into between the Parties, and dated as of July 28, 2014, as amended. This Agreement may not be amended, modified, altered, or rescinded except by a written instrument designated as an amendment to this Agreement and executed by all Parties hereto.

(c)   Further Assurances. Each Party shall, whenever and as often as it shall be requested to do so by the other Party, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, any and all such other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

(d)   Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving Party from time-to-time in accordance with this Section 18(d)). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile, or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (i) the receiving Party has received the Notice, and (ii) the Party giving the Notice has complied with the requirements of this Section 18(d).

(e)   Third-Party Beneficiaries. The Parties do not intend to create any rights in third persons. No person other than a Party may enforce this Agreement’s terms, claim the right to benefit from its provisions, or rely upon the existence of its terms or conditions for its benefit.

(f)    Attorneys’ Fees. If either Party commits a breach of this Agreement, the non-defaulting Party shall be entitled to reasonable attorneys’ fees and costs, including costs of depositions taken and litigation incurred in the enforcement of any term herein or in the collection of any damages incurred as a result of such breach.

(g)   Governing Law; Jurisdiction and Venue; Injunctive Relief. Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Utah. Any case, controversy, suit, action, or proceeding arising out of, in connection with, or related to, this Agreement shall be brought exclusively in any Federal or state court in the state in which Licensor then has its principal place of business. Notwithstanding the above provision relating to jurisdiction and venue, the each Party shall have the right in a proper case to obtain injunctive relief and any damages incidental thereto from a court of competent jurisdiction.

[Remainder of page intentionally left blank, signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

LICENSOR: SENTRX ANIMAL CARE, INC. /s/ Brian Segebrecht By: Brian Segebrecht Title: President and CEO	LICENSEE: EYEGATE PHARMACEUTICALS, INC. /s/ Stephen From By: Stephen From Title: CEO and President

Annex I

Intellectual Property and Services to be Provided by Licensor

•	The “Product” is further defined as [***].

•	The “Technology” is further defined as [***].

•	Licensor shall provide up to five (5) hours of support per week for the technical transfer of manufacturing OBG to another facility commencing on the Effective Date through December 31, 2018. Hours required beyond this commitment will be provided to Licensee in Licensor’s sole and absolute discretion at a cost of [***] Dollars ($[***]) per hour. Licensor shall provide Licensee an invoice for any amounts due and owing pursuant to the preceding sentence on the fifth (5th) calendar day of each month, and Licensee shall pay Licensor such amounts within fifteen (15) days of its receipt of such invoice.

•	Licensor shall provide up to ten (10) hours of support for technical transfer commencing on January 1, 2019 through April 30, 2019. Hours required beyond this commitment will be provided to Licensee in Licensor’s sole and absolute discretion at a cost of [***] Dollars ($[***]) per hour. Licensor shall provide Licensee an invoice for any amounts due and owing pursuant to the preceding sentence on the fifth (5th) calendar day of each month, and Licensee shall pay Licensor such amounts within fifteen (15) days of its receipt of such invoice.

•	Licensor shall waive the restrictive covenants binding [***], pursuant all written agreements entered into between [***] and Licensor, to permit [***] to assist Licensee with its use of the Technology and its production of the Product.

•	Licensor shall transfer know-how to Licensee, including, but not limited to:

o	The use of documents and records such as batch records, standard operating procedures, protocols, and forms;

o	Scale up history, documentation, and tools; and

o	Other necessary information to replicate manufacturing capabilities.